Exhibit 99.1

Company Contact — Jim Dorsey BioClinica 267-757-3040 Linda Decker, Bill Gordon Porter, LeVay & Rose, Inc. 212-564-4700
FOR IMMEDIATE RELEASE
BIO-IMAGING TECHNOLOGIES, INC. D/B/A BIOCLINICA™ ANNOUNCES FIRST QUARTER 2009
FINANCIAL RESULTS
— Conference Call Today at 11:00 A.M. EST —
NEWTOWN, PA, May 6, 2009 –Bio-Imaging Technologies, Inc. (NASDAQ: BITI), d/b/a BioClinica, a global provider of clinical trial services, today announced its financial results for the quarter ending March 31, 2009. The operating results of Phoenix Data Systems (“PDS”), as a result of the acquisition completed March 24, 2008, are included in the first quarter 2009 financial results but are excluded from the first quarter 2008 financial results. The CapMed division, which was sold on January 6, 2009, was reclassified as a discontinued operation for all periods presented.
Financial highlights for continuing operations for the first quarter of 2009 include:
•	Service revenues increased 31% to $14.5 million for the first quarter of 2009 as compared with $11.0 million for the first quarter of 2008. First quarter 2009 service revenue attributable to PDS was $3.7 million.

•	Income from continuing operations before interest and taxes decreased 26% in the first quarter of 2009 to $1.2 million as compared with $1.6 million in the first quarter of 2008.

•	Income from continuing operations, net of taxes decreased 31% to $786,000 in the first quarter of 2009, or $0.05 per fully diluted share, versus $1,136,000, or $0.09 per fully diluted share, in the first quarter of 2008.

•	Backlog was $93.3 million as of March 31, 2009, compared with $96.3 million at March 31, 2008.
Mark L. Weinstein, President and Chief Executive Officer of BioClinica said, “Our first quarter results reflect the addition of our expanded and strengthened suite of clinical trial services through the acquisition of PDS in March 2008. During the quarter we continued to experience similar trends as we did late last year, as our clients responded to the economic climate by delaying certain contract decisions and dividing other projects into smaller components to meet budgetary requirements. Despite the current economic environment, our backlog of $93.3 million represented a modest improvement sequentially as compared to the $92.7 million at the end of fiscal 2008. We are encouraged by the pick-up in proposal activity we have seen in the last several months for both our image management services and our eClinical services.”
He added, “Our recently announced intent to acquire etrials Worldwide, Inc. (NASDAQ:ETWC) (“etrials“) demonstrates our commitment to continually add to and improve upon our clinical trials services. etrials’ strength in the eclinical market, including its robust Electronic Data Capture (EDC) technology platform, interactive voice and Web response, and electronic patient diary capabilities will complement BioClinica’s offerings as we continue to build our brand and further improve the depth of service and expertise we offer our customers. Our global client base is large and expanding, and we look forward to offering them additional services to help manage their clinical trials with greater efficiency, quality and improved data visibility as we assist them in timely, efficient and accurate clinical trials.”

Subject to customary closing conditions, and assuming a majority of etrials shares will be tendered pursuant to the tender offer, the tender offer is expected to expire on or about June 15, 2009.
Mr. Weinstein concluded, “As newly branded ‘BioClinica’, it is still our intention to broaden our services. In addition to the etrials acquisition, we will continue to seek acquisitions that fit our strategy to expand our capabilities in the clinical trials arena, leverage our global operating capabilities and brand reputation for quality client service while capitalizing on our existing relationships with major players in the pharma, biotech and medical device industries.”
The Company has indicated that the acquisition is anticipated to have a neutral effect on earnings per share from continuing operations in 2009 (excluding one-time charges related to the transaction) and be accretive to earnings per share in 2010. As a result of the transaction, the Company anticipates its combined 2009 service revenues, including the operating results of etrials from date of acquisition through December 31, 2009, to be in the range of $65 to $70 million, as compared to Bio-Imaging’s previous guidance of $60 to $63 million, and reiterates Bio-Imaging’s full year 2009 EPS, excluding one time charges related to the acquisition, of $0.23 to $0.25 per share.
Conference Call Information
Management of Bio-Imaging Technologies, Inc. will host a conference call on the same day at 11 a.m. EDT to discuss the Company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 from the U.S. or (973) 321-1100 for international callers, conference ID# 96848137 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioclinica.com. A digital replay will be available by telephone approximately two hours after the call’s completion for two weeks and may be accessed by dialing (800) 642-1687, from the U.S., or (706) 645-9291, for international callers, conference ID# 96848137. The replay will also be on the website under “Investor Relations” at www.bioclinica.com for two weeks.
About BioClinica
Bio-Imaging Technologies, Inc. d/b/a BioClinica is a leading global provider of clinical trials services, helping to support drug and product development efforts through all phases of the clinical trial process. Created from the acquisition of Phoenix Data Systems, Inc. by Bio-Imaging Technologies, Inc., BioClinica offers industry-leading medical image management and best-of-breed electronic data capture to companies in the life sciences industry. In addition, BioClinica offers solutions that combine these core services to maximize efficiency and manageability throughout the entire clinical development process. With more than 2,000 successful trials, BioClinica is unsurpassed in its knowledge and experience, helping bring many of today’s drugs from early phase development through final approval. BioClinica operates two state-of-the-art, FDA-compliant core labs in the United States and Europe, with business offices in the United States, France, Germany, the United Kingdom and the Netherlands. For more information, please visit www.bioclinica.com.
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Important Information About the Tender Offer
This announcement and the description contained herein are for informational purposes only and are not an offer to purchase or a solicitation of an offer to sell securities of etrials. The tender offer described herein has not yet been commenced. At the time the tender offer is commenced, BioClinica and its wholly-owned subsidiary intend to file a tender offer statement on a Schedule TO containing an offer to purchase, a letter of transmittal and other related documents with the Securities and Exchange Commission. At the time the tender offer is commenced, etrials intends to file with the Securities and Exchange Commission a solicitation/recommendation statement on Schedule 14D-9 and, if required, will, file a proxy statement or information statement with the Securities and Exchange Commission in connection with the merger, the second step of the transaction, at a later date. Such documents will be mailed to stockholders of record and will also be made available for distribution to beneficial owners of common stock of etrials. The solicitation of offers to buy common stock of etrials will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. Stockholders are advised to read the offer to purchase and the letter of transmittal, the solicitation/recommendation statement, the proxy statement, the information statement and all related documents, if and when such documents are filed and become available, as they will contain important information about the tender offer and proposed merger. Stockholders can obtain these documents when they are filed and become available free of charge from the Securities and Exchange Commission’s website at www.sec.gov, or from the information agent BioClinica selects. In addition, copies of the solicitation/recommendation statement, the proxy statement and other filings containing information about etrials, the tender offer and the merger may be obtained, if and when available, without charge, by directing a request to the appropriate representative of etrials identified in future filings with the Securities and Exchange Commission.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.
– FINANCIAL TABLES TO FOLLOW –

BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended
	03/31/09	03/31/08
Service revenues	14,475	11,023
Reimbursement revenues	2,595	3,077

Total revenues	$17,070	$14,100

Costs and expenses:
Cost of service revenues	9,061	6,343
Cost of reimbursement revenues	2,595	3,077
Sales & marketing expenses	2,156	1,468
General & admin. expenses	1,917	1,539
Amortization of intangible assets related to acquisitions	119	24

Total cost and expenses	15,848	12,451

Income from continuing operations before interest and taxes	1,222	1,649
Interest income (expense) — net	20	153
Income tax provision	(456)	(666)

Income from continuing operations, net of taxes	786	1,136
Loss from discontinued operations, net of taxes	—	(312)

Net income	786	824

Basic earnings per share:
Income from continuing operations	$0.05	$0.09

Loss from discontinued operations	$—	$(0.03)

Net income	$0.05	$0.06

Weighted average number of shares — basic	14,341	12,021

Diluted earnings per share:
Income from continuing operations	$0.05	$0.09

Loss from discontinued operations	$—	$(0.03)

Net income	$0.05	$0.06

Weighted average number of shares — diluted	15,085	12,964
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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(unaudited)
ASSETS

	March 31, 2009	December 31, 2008
Current assets:
Cash and cash equivalents	$14,883	$14,265
Accounts receivable, net	9,712	11,982
Prepaid expenses and other current assets	2,035	2,315
Assets held for sale	—	500
Deferred income taxes	2,831	3,084

Total current assets	29,461	32,146

Property & equipment net	7,130	7,022
Intangibles, net	1,939	2,058
Goodwill	27,391	27,391
Other assets	497	591

Total assets	$66,418	$69,208

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,603	$3,832
Accrued expenses and other current liabilities	3,624	5,236
Deferred revenue	13,387	15,106
Current maturities of capital lease obligations	35	54

Total current liabilities	20,649	24,228

Long-term capital lease obligations	64	65
Deferred income taxes	888	927
Other liabilities	585	576

Total liabilities	22,186	25,796

Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	42,474	42,270
Retained earnings	1,866	1,080
Accumulated other comprehensive gain (loss)	(112)	58

Total stockholders’ equity	44,232	43,412

Total liabilities & stockholders’ equity	$66,418	$69,208

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Three Months Ended
	03/31/09	03/31/08
Cash flows from operating activities:
Net income	786	824
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	486	843
Provision for deferred income taxes	854	242
Bad debt recovery	(11)	(17)
Stock based compensation expense	204	145
Loss from discontinued operations	—	312
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	2,268	(795)
Decrease (increase) in prepaid expenses and other current assets	268	(129)
Decrease in other assets	90	15
(Decrease) Increase in accounts payable	(365)	526
Decrease in accrued expenses and other current liabilities	(2,287)	(637)
(Decrease) increase in deferred revenue	(1,723)	1,065
Decrease in other liabilities	(1)	(9)
Decrease in net assets held for sale	—	120

Cash provided by continuing operations activities	$569	$2,505

Cash used by discontinued operations	$—	$(433)

Net cash provided by operating activities	$569	$2,072

Cash flows from investing activities:
Purchases of property and equipment	(397)	(969)
Net cash received for sale of assets of discontinued operations	500	—
Net cash paid for acquisitions	—	(7,928)

Net cash provided by (used in) investing activities from continuing operations	$103	$(8,897)
Purchase of plant, property and equipment for discontinued operations	$—	$(236)

Net cash provided by (used in) investing activities	$103	$(9,133)

Cash flows from financing activities:
Payments under equipment lease obligations	(19)	(56)
Excess tax benefit related to stock options	—	63
Proceeds from exercise of stock options	—	39

Net cash (used in) provided by financing activities from continuing operations	$(19)	$46

Effect of exchange rate changes on cash	(35)	209

Net increase (decrease) in cash and cash equivalents	618	(6,806)
Cash and cash equivalents at beginning of period	14,265	17,915

Cash and cash equivalents at end of period	$14,883	$11,109

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